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                                                                     Exhibit 2.1

                             CONTRIBUTION AGREEMENT

                      CONTRIBUTION AGREEMENT, dated as of June 1, 1998, among JAMES F. WIRTH and STEVEN S. ROBSON (collectively, the "Contributors") and RRF LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership").

                               W I T N E S S E T H

                      WHEREAS, the Contributors each own a fifty percent (50%) membership interest (collectively, the "Interests") in Buena Park Suite Hospitality L.L.C., an Arizona limited liability company (the "Company") that owns the real property identified on the Property Schedule attached hereto as
Schedule I (the "Hotel"); and

                      WHEREAS, on the terms and subject to the conditions set forth herein, the Contributors desire to contribute the Interests as a contribution to the capital of the Operating Partnership, and the Operating Partnership desires to accept such contributions in exchange for admitting the Contributors as a limited partner in the Operating Partnership in accordance with the terms and subject to the conditions set forth in the First Amended and Restated Limited Partnership Agreement of the Operating Partnership (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the "OP Agreement").

                      NOW, THEREFORE, in consideration of the premises, mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the Contributors and the Operating Partnership do hereby covenant and agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

                      Section 1.1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the OP Agreement.


                                   ARTICLE II
                   CONTRIBUTION AND ADMISSION; APPORTIONMENTS

                      Section 2.1. Contribution and Assignment. Subject to the satisfaction of the conditions specified in Sections 5.2 and 5.4, the Contributors shall contribute the Interests ("Contributed Interests") to the Operating Partnership by assigning all of the Contributors's right, title and interest in and to (i) the Company, together with any and all rights, privileges, benefits, obligations and liabilities (other than those liabilities, if any, listed on Schedule II attached hereto, which liabilities shall be retained by the Contributors) appertaining thereto, including but not limited to all of the Contributors' right, title and interest as a member of the

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Company in and to, subject to Section 2.3 hereof, the profits, surplus, losses, capital, cash flow, rentals, contract rights, cash, accounts, receivables, escrows, claims, chooses in action and other assets of such Partnership, and
(ii) all partner loans made by the Contributors to such Partnership. The assignment and transfer of Contributed Interests shall be accomplished by the execution and delivery of an Assignment of Membership Interest, substantially in the form attached hereto as Exhibit A, with respect to the Contributed Interests (the "Assignment").

                      Section 2.2. Admission as a Limited Partner; Limited Partnership Interest. Subject to the satisfaction of the conditions specified in Sections 5.2 and 5.3 and in consideration of the contribution of the Interests to the Operating Partnership pursuant to the terms of the OP Agreement, the Operating Partnership shall admit each of the Contributors as a limited partner in the Operating Partnership in accordance with the terms and subject to the conditions set forth in the OP Agreement. The Percentage Interest of the aggregate Partnership Interest in the Operating Partnership to be received by the Contributors in the Operating Partnership in respect of the Contributed Interests shall be calculated and determined as specified on Schedule III attached hereto.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                      Section 3.1. Representations and Warranties of the Contributors. The Contributors hereby represent and warrant, jointly and severally, to the Operating Partnership that:

                      (a) the Company is a limited liability company validly existing and in good standing under the laws of the State of Arizona;

                      (b) they have all necessary right, power and authority to enter into this Agreement and to perform their obligations hereunder;

                      (c) they have duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Contributors, enforceable against the Contributors in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting enforceability of creditors' rights generally and general principles of equity;

                      (d) the Contributors will acquire the limited partnership interests in the Operating Partnership on the Closing Date for investment and not with a view to the distribution (within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof;

                      (e) as of the date hereof, the Contributors are the sole owners of the Interests in the Company and have good title to such Interests, free and clear of all liens and encumbrances;


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                      (f) except as may be set forth in this Agreement, there
are no rights, subscriptions, options, warrants, conversion rights or agreements of any kind outstanding (including rights of first offer and rights of first refusal) to purchase or to otherwise acquire the Interests; and

                      (g) the execution, delivery and performance of this Agreement by the Contributors will not, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Contributors or the Company, or of any material contract, agreement or instrument to which the Contributors or the Company are a party or by which any of their properties or assets may be bound (the violation of which would have a material adverse effect upon the Contributors or the Company or the Operating Partnership) or (ii) result in the creation of any lien upon the Interests other than in favor of the Operating Partnership.

                      Section 3.2. Representations and Warranties of the Operating Partnership. The Operating Partnership hereby represents and warrants to the Contributors that:

                      (a) it is duly organized as a limited partnership and validly existing under the laws of the State of Delaware and is, or at the Closing will be, duly qualified in each state in which it conducts business;

                      (b) it has all necessary legal and contractual right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the execution, delivery and performance of all other Documents;

                      (c) it has duly authorized, executed and delivered this Agreement and will have at the Closing duly authorized, executed and delivered the other Documents and this Agreement constitutes, and at the Closing, each of the other Documents will constitute, a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting enforceability of creditors' rights generally and general principles of equity;

                      (d) none of the execution, delivery or performance of this Agreement or the other Documents by the Operating Partnership will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default under any term or condition of (A) the OP Agreement or (B) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Operating Partnership or any material contract, agreement or instrument to which the Operating Partnership is a party or by which its properties or assets may be bound (the violation of which, in the case of either (A) or (B), would have a material adverse effect upon the Operating Partnership);


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                      (e) upon execution of the OP Agreement by the
Contributors, the Contributors will be duly admitted as a limited partner of the Operating Partnership; and

                      (f) the Operating Partnership will acquire the Contributed Interests in the Company for investment and not with a view to the distribution (within the meaning of section 2(11) of the Securities Act) thereof.

                                   ARTICLE IV
                                    COVENANTS

                      Section 4.1. Restrictions on Transfer. The Contributors shall not pledge, encumber, hypothecate, transfer, assign or convey any Interest in any way prior to the Closing Date (or the termination of this Agreement pursuant to Section 5.1 in the absence of a Closing).

                      Section 4.2. Transfer Taxes. The Operating Partnership and, upon the specific request of the Operating Partnership, the Contributors shall take any and all actions necessary in order to comply with the provisions of any transfer tax laws and regulations applicable to this Agreement or the conveyance of any Contributed Interest, including, without limitation, the payment of any transfer tax which may be determined to be due in respect of such Contributed Interest under any such law or regulation and the preparation, execution and filing of any and all affidavits and questionnaires required by any such law or regulation. The Contributors shall cooperate with the Operating Partnership in the preparation of any such affidavits or questionnaires and shall make available to the Operating Partnership any books and records of the Contributors used in the preparation of any such affidavits or questionnaires. The Contributors shall pay any such tax which may be determined to be due under any such law or regulation and, in the event any such tax is paid by the Contributors, the Contributors shall be reimbursed at the Closing by the Operating Partnership.

                      Section 4.3. Further Assurances. The Contributors and the Operating Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as any other party to this Agreement may reasonably request in order to carry out the intents and purposes of this Agreement.

                      Section 4.4. Closing Costs; Fees and Expenses. Except as expressly provided herein, each party hereto shall bear all costs and expenses incurred by such party in connection with the negotiation, preparation and/or review of this Agreement and the OP Agreement and any other agreement or instrument contemplated hereby and thereby, including the fees and expenses of their respective auditors and attorneys. The Operating Partnership shall bear all closing costs, including all filing and recordation fees, title insurance premiums and charges, costs of legal opinions (other than those of the Contributors' counsel), transfer taxes, all Hart-Scott costs whether incurred by the Contributors or the Operating Partnership, costs incurred in connection with obtaining the consent of any third parties, document production, duplication costs and other similar costs and expenses incurred by them in connection with the Closing and shall

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pay and reimburse the Contributors for all reasonable closing costs, including all filing and recordation fees, document production, duplication costs and other similar costs directly incurred by them (other than attorneys' fees, except for attorneys' fees in the event that it is determined that the Contributors shall be required to make a filing under Hart-Scott with respect to the transactions contemplated by this Agreement) in connection with the Closing.

                                    ARTICLE V
                                     CLOSING

                      Section 5.1. Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur as of 12:01 a.m. (MST) on June 1, 1998, or such later date as the Operating Partnership shall specify (the "Closing Date"), at the offices of Thompson Hine & Flory LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Operating Partnership shall specify. The Operating Partnership agrees that any such notice of a change in the Closing Date or in the proposed location of the Closing shall be effective only if given in writing and delivered to Contributors not less that the second business day prior to (a) the date on which the Closing was to have occurred, in the case of a change in the proposed Closing Date, and (b) the Closing Date, in the case of a change in the proposed location of the Closing.

                      Section 5.2. Conditions to all Obligations. The obligations of the Contributors and the Operating Partnership to consummate the transactions contemplated hereby are subject to fulfillment or waiver (by means of a written instrument signed by each of the Operating Partnership and the Contributors) of all of the following conditions on or prior to the Closing
Date:

                      (a) all consents and waivers of third parties requisite to the consummation of the Closing and the effectiveness of the OP Agreement (including waivers of requirements, puts, options, rights of first refusal and other similar rights, if any), shall have been obtained by the Operating Partnership.

                      Section 5.3. Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership to consummate the transactions contemplated hereby is subject to fulfillment or waiver (by means of a written instrument signed by the Operating Partnership) of all of the following conditions on or prior to the Closing Date:

                      (a) the Contributors shall have executed and delivered to the Operating Partnership one fully completed Assignment with respect to all of the Contributed Interests;

                      (b) the REIT shall have received an original OP Agreement executed and delivered by each other party thereto;


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                      (c) The Operating Partnership shall have received a
certificate, dated the Closing Date, to the effect that all of the representations and warranties of the Contributors set forth in Section 3.1 are true and correct as of the Closing Date as if made again on and (except to the extent any such representation and warranty expressly specifies otherwise) as of such date.

                      Section 5.4. Conditions to Obligations of the Contributors. The obligations of Contributors to consummate the transactions contemplated hereby are subject to fulfillment or waiver (by means of a written instrument signed by the Contributors) of all of the following conditions on or prior to the Closing Date:

                      (a) the Contributors shall have received an original, fully completed Assignment with respect to each of the Contributed Interests executed by each party thereto other than the Contributors;

                      (b) the Contributors shall have received an original OP Agreement executed and delivered by each party thereto other than the Contributors;

                      (c) the Contributors shall have received a certificate, dated the Closing Date, of an authorized officer of the REIT to the effect that
(i) all of the conditions set forth in Sections 5.2 and 5.3 have been satisfied or waived as provided therein, and (ii) all of the representations and warranties of the Operating Partnership set forth in Section 3.2 are true and correct as of the Closing Date as if made again on and (except to the extent any such representation and warranty expressly specifies otherwise) as of such date. Upon delivery thereof, such certificate shall constitute the representation and warranty with respect to the matters stated therein of the Operating Partnership to the Contributors for the purposes of this Agreement;

                                   ARTICLE VI
                                  MISCELLANEOUS

                      Section 6.1. Time of the Essence. Time of performance is of the essence of this Agreement.

                      Section 6.2. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. The Operating Partnership may not assign this Agreement without the prior written consent of the Contributors.

                      Section 6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona.

                      Section 6.4. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and mailed to the party to which the notice, demand or request is being made by certified or registered mail, return receipt requested, postage prepaid, as follows:


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                      To the Contributors:

                      James F. Wirth
                      c/o InnSuites Hotels LLC
                      1625 East Northern Avenue
                      Suite 201
                      Phoenix, Arizona 85020-3998

                      Steven S. Robson
                      c/o Robson Communities
                      9532 East Riggs Road
                      Sun Lakes, AZ  85248

                      To the Operating Partnership:

                      c/o Realty ReFund Trust
                      1750 Huntington Building
                      925 Euclid Avenue
                      Cleveland, Ohio 44114
                      Attn: Executive Vice President

                      With a copy to:

                      James B. Aronoff, Esq.
                      Thompson Hine & Flory LLP
                      3900 Key Center
                      127 Public Square
                      Cleveland, Ohio  44114

Any notice given in accordance with the provisions of this Section 6.4 shall be deemed given when actually delivered or when proper delivery is refused by the addressee.

                      Section 6.5. Exculpation. No partner (other than any party hereto and the REIT in its capacity as general partner of the Operating Partnership), shareholder, officer, director, agent or employee of a party hereto, shall have any individual or personal liability hereunder.

                      Section 6.6. Entire Agreement; Modification or Amendment. This Agreement together with the exhibits hereto and all agreements referred to herein and therein, contains the entire understanding of the parties with respect to its subject matter, and the parties hereto may amend this Agreement only by a writing signed by each party against whom such amendment may be enforced.

                      Section 6.7. Captions. The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

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                      Section 6.8. Counterparts. This Agreement may be executed
in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

                      Section 6.9. Survival. This Agreement will survive the Closing.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the day and year first above written.


                                 /s/ James F. Wirth
                                 ----------------------------------------------
                                 James F. Wirth

                                 /s/ Steven S. Robson
                                 ----------------------------------------------
                                 Steven S. Robson


                                 RRF LIMITED PARTNERSHIP

                                 By: Realty ReFund Trust, its general partner


                                 By: /s/ Gregory D. Bruhn
                                    -------------------------------------------
                                    Gregory D. Bruhn, Executive Vice President


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                                   Schedule I

                         Legal Description of the Hotel

                             [Intentionally Omitted]















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                                  Schedule II
                                  -----------

                              Retained Liabilities

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                                   Schedule III

                              Calculation of Units


1. The purchase price (the "Purchase Price") of the Hotel shall be Seven Million One Hundred Thousand Dollars ($7,100,000), based upon the Appraisal of the Hotel prepared by Charles V. Singleton, dated May 1, 1998 (the "Appraisal").

2.         The Purchase Price shall be payable as follows:

           a. After assumption of the Cathay Bank mortgage and the Hotel's payables (net of receivables), and closing costs by the Operating Partnership, the balance of the Purchase Price shall be paid by the issuance to Wirth of Class B Partnership Units in the Operating Partnership (or at the Trust's option, of up to $825,000 of shares of the Trust) and Class A Partnership Units to Robson (or at Robson's option, shares of the Trust) computed (in the case of either shares or Units) on the basis of such balance divided by the greater of $4.75 or the then current trading price of a share of beneficial interest of Realty ReFund Trust on NYSE (the "Conversion Factor"). In addition, the Operating Partnership shall issue to InnSuites Hotels LLC such number of Class B Partnership Units (or, at the Trust's option shares) as shall equate the total balance of advances made to the Buena LLC by InnSuites Hotels LLC (collectively, the "InnSuites Advance") multiplied by the Conversion Factor. Wirth and Robson shall each cause 3,600 Partnership Units to be received by each to be distributed 5,400 to Marc Berg as Class A Partnership Units, 900 to Kevin Fell and 900 to J.R. Chase, which , in the case of Messrs. Fell and Chase, at the option of the Operating Partnership may be paid in cash, in an amount equal to the value of such 900 Units based upon the average high and low trading price of a share of the Trust on NYSE on June 1, 1998.

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                                    Exhibit A

            Form of Assignment and Assumption of Membership Interest

                             [Intentionally Omitted]














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